JOY GLOBAL INC.

News Release

Contact:

Michael S. Olsen

Executive Vice President,

Chief Financial Officer and Treasurer

414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL THIRD QUARTER 2009

OPERATING RESULTS

Milwaukee, WI – September 2, 2009 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported third quarter fiscal year 2009 results. Net sales for the quarter increased by 6 percent to $956 million compared to $904 million in the third quarter of last year. Operating income increased to $195 million, or 20 percent of net sales, in the third quarter versus $134 million, or 15 percent of net sales, in the prior-year quarter. Net income in the quarter was $124 million, or $1.21 per fully diluted share, compared to $113 million, or $1.03 per fully diluted share, in the year-ago quarter.

“We are very pleased that our third quarter demonstrates our ability to deliver continued operating and financial results at exceptional levels,” said Mike Sutherlin, President and Chief Executive Officer. “It is also extremely gratifying to see payoff from the efforts that we have invested over the past couple of years, with profitability benefiting from the continued deployment of our Operational Excellence programs, from improved supply chain management, from strong cost control, and from better pricing finally flowing through backlog into shipments.”

“Our third quarter also delivered balanced performance that goes beyond profitability. Our efforts to improve inventory velocity have been slowing the rate of inventory growth. We have achieved a substantial reduction in inventory this quarter and expect this momentum to carry forward. These high levels of financial performance and operational efficiency will serve us well going forward.”

Third Quarter Operating Results

New orders received in the third quarter were $683 million before $39 million of order cancellations, compared to $1.5 billion in last year’s third quarter. The majority of these cancellations occurred in the Joy underground and Continental crushing and conveying businesses and was primarily from customers in northern and central Appalachia. Before cancellations, current quarter new orders were down 54 percent from the same period last year.

New original equipment orders, before cancellations, declined 76 percent from last year’s third quarter, with the declines greatest in the P&H surface equipment business. The largest portion of original equipment orders was for longwall equipment for China. No new shovel orders were booked in the current quarter.

The current quarter includes a backlog adjustment of $606 million for removal of certain surface equipment orders which no longer meet the Company’s revised booking criteria. These orders were from major customers and booked with Letters of Intent and deposits to secure production slots while contracts were finalized, which was the previous policy. However, the sudden downturn in the commodity markets caused the underlying projects to be put on hold, and the contracting process suspended. The Company has determined that it is appropriate to align backlog to the current booking criteria, which now requires contracts with progress payments. Based on direct conversations and with the Letters of Intent remaining valid for underlying projects that should be reactivated when market conditions improve, the Company believes that many of these will be the next machines booked and contracted by the customers involved.

Before cancellations of $6 million, new aftermarket orders were 21 percent lower than the year-ago period. The most significant decline in aftermarket orders was $39 million lower in surface machine assembly orders, which have declined due to the reduction in related new shovel orders. Aftermarket order decreases of $14 million, or 75 percent, were reported in the combined U.S. copper and the iron ore markets. Aftermarket orders decreased by $32 million, or 22 percent, in the underground coal market in North America. All of these decreases are consistent with the announced cutbacks in the production of the associated commodities.

BACKLOG

	Underground	Surface	Crushing
	Mining	Mining	&		Total
	Machinery	Equipment	Conveying	Eliminations	Bookings

May 1, 2009	$1,159,790	$1,374,860	$179,737	$(44,440)	$2,669,947

Backlog Policy Adjustment	-	(605,873)	-	-	(605,873)

	1,159,790	768,987	179,737	(44,440)	2,064,074

New Orders	383,029	230,691	93,386	(23,895)	683,211

Cancellations	(28,060)	(3,219)	(7,932)	-	(39,211)

Sales	(542,574)	(336,935)	(97,876)	20,995	(956,390)

July 31, 2009	$972,185	$659,524	$167,315	$(47,340)	$1,751,684

Net sales for the third quarter were $956 million compared to $904 million in the third quarter last year. Compared to last year’s third quarter, the current quarter sales were reduced by $42 million for the effect of foreign exchange translation. At the Joy underground equipment business, slight increases in aftermarket sales in the U.S., Australasia, Eurasia and China were partially offset by decreased sales in South Africa. Decreases in aftermarket sales in the P&H surface equipment business were primarily from the copper and iron ore markets in North America, partially offset by increased sales in Eurasia and Australasia. Original equipment sales were up 19 percent, which includes increases of 39 percent in the underground equipment business and 13 percent in the crushing and conveying business and a decrease of 15 percent in the surface equipment business.

Operating profit increased to $195 million in the third quarter from $134 million in the prior-year third quarter. Operating profit as a percentage of sales in the current quarter was 20 percent compared to 15 percent a year ago, with the increase coming from better pricing combined with favorable manufacturing variances, the benefits of the Company’s Operational Excellence programs, and includes cancellation fees of $2 million. In comparison to last year, the current quarter was reduced by $5 million from foreign currency translation, while the prior year’s quarter included $5 million for the settlement of the union contract at the Milwaukee operations and $5 million of additional purchase accounting amortization related to the acquisition of the Continental conveyor business.

The effective tax rate in the current quarter was 34 percent while the prior-year third quarter effective tax rate was 12 percent. The prior year quarter included a discrete tax credit of $24 million, primarily consisting of foreign tax credits recognized in the U.S. Last year’s tax rate was 30 percent before this adjustment. Net income in the quarter was $124 million, or $1.21 per fully diluted share, compared to $113 million, or $1.03 per fully diluted share, recorded in the year-ago quarter. Net income in the third quarter last year benefited by $0.22 from the discrete favorable income tax adjustment noted above.

Other Financial Matters

Cash provided by operations was $187 million in the third quarter compared to cash provided by operations of $142 million in the prior-year quarter. The increase in cash generated from operations when compared to last year came from $95 million of inventory reduction in the current quarter and not repeating a $33 million U.S. pension contribution made in the third quarter last year, and was offset by a $91 million reduction in customer advance payments.

Capital expenditures of $17 million were essentially flat during the quarter compared to last year and for the full year are expected to be $80 million, comparable to the 2008 expenditure level as the Company completes projects in process.

Market Outlook

The global economy and the commodity markets have been in turmoil over the past year, but they are more recently experiencing improving fundamentals. Growth in China and India was above expectations. It was a surprise that Germany, France and Japan reported positive growth in the second quarter. Although the U.S. continued to slow, the rate of decline has improved from the first quarter and the trend could turn positive in the second half of this year.

China’s growth comes from an effective stimulus program and relaxed credit restrictions. This has lead to strong imports of all commodities. Imports of met and thermal coal, copper and iron ore continue to run at high, and often, record levels. Iron ore imports are up almost 50 percent and metallurgical coal imports are three times that of last year. Copper prices have doubled from their lows last December on the back of almost 70 percent increase in China imports. These import levels are higher than China’s industrial production rates, and stock levels have increased. Some of the stock building has been in anticipation of stimulus spending, and some is the result of China’s historical pattern of opportunistic re-stocking. As a result, the rate of growth in commodity imports could start to moderate, even as China’s economy continues to strengthen.

In contrast, industrial production in the U.S. dropped to 65 percent utilization as companies focused on improving cash flow by reducing inventory levels. Steel inventories have been reduced to volumes not seen since the early 1980’s and in months of supply, to below the average of the last ten years. With inventories now at minimal levels, capacity utilization in the U.S. steel industry has begun to improve, and this is starting to add some demand for metallurgical coal and iron ore. The Company believes that steel is a barometer of general industrial activity and that the broader industrial sector is reaching the end of its inventory liquidation, and this will lead to an improvement in industrial production. The Company also believes that the timing can be important, because the effect of completing inventory liquidation in the developed economies could help offset the expected moderation in commodity demand from China.

The Company sees a significant difference in coal demand between the seaborne traded coal markets and the U.S. market. Thermal coal demand in the U.S. is expected to be down 10-12 percent this year. Based on second quarter output, coal production has been reduced by an annualized rate of 100 million tons, and will need to be reduced by another 10 to 30 million tons to balance supply with current demand. The return of U.S. production will be further delayed because inventories at power plants have grown to double their normal levels. Despite the near-term challenges, there is some upside to U.S. coal demand. There are 22 gigawatts of coal-fired capacity under construction or with completed permitting, and half of that capacity is scheduled to be on line by the end of 2010. This will be the newest and most efficient capacity on the grid, and will burn an additional 60-70 million tons of coal annually.

The international coal markets are in significant contrast to the U.S. China imports of thermal coal are up 90 percent in the first half of this year, and 2009 could see China as a net importer for the first time in twenty years, with volume reaching 40 million tons. India is also having a significant impact on the seaborne markets for thermal coal, with imports expected to be up 18 percent to 40 million tons this year and up another 18 percent to 47 million tons next year.

In summary, the international commodity markets have improved faster than expected and should remain strong for at least the next couple of years. The U.S. coal market has seen a steeper demand decline and additionally will have a delayed response to improved demand as it works off higher than normal stockpiles. As such, recovery in the U.S. market may be a year or more behind the international markets.

Company Outlook

“We continue to be encouraged by more positive signs coming from both the global economy and the commodity markets,” Sutherlin continued. “However, it is too soon to determine whether this will lead to recovery or is the start of a period of bumping along the bottom. We continue to look to the activities and decisions of our customers as the best indicator of future trends and directions for our business, and they continue to be cautious as well. After suffering the pain of delaying approved projects and cutting production, our international customers are waiting for clearer signs of sustainable recovery in the global economy before undertaking the expensive and lengthy process of restarting any projects or adding back production. However, they are beginning to get ready by reviewing and validating economics, updating engineering, and confirming equipment availability for projects previously put on hold. They will be methodical in this process, and any new or reactivated expansion project will wait for re-approval through their annual capital budgeting process late this year. Despite an improved outlook for the international markets, we see little opportunity for the U.S. market, especially thermal coal, through 2010.”

“In the meantime, we expect our new orders to stay about 30 percent below current shipping levels. This will continue to deplete backlog, and shipping levels will converge to the incoming order rate in the second half of 2010. If the order rates begin to improve in calendar 2010, they will not translate into shipments until 2011 and therefore we continue to see 2010 as a year of lower revenues. However, we expect to meet our previous 2009 revenue guidance of $3.5 to $3.6 billion. With the momentum from Operational Excellence and on-going cost reduction initiatives, we now expect earnings to be better than the $3.80 to $4.00 previously indicated. We now expect 2009 earnings per fully diluted share to be between $4.00 and $4.20, including additional restructuring costs in the fourth quarter.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s third quarter results to be held at 11:00 a.m. EDT on September 2, 2009. Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #24608274, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call. A rebroadcast of the call will be available until the close of business on October 2, 2009 by dialing 800-642-1687 or 706-645-9291, access code #24608274.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on October 2, 2009.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its

Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “should,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOYG-F

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2009	2008	2009	2008

Net sales	$956,390	$903,769	$2,634,786	$2,387,231
Costs and expenses:
Cost of sales	651,969	657,798	1,793,967	1,707,135
Product development, selling and administrative expenses	110,162	113,488	324,877	322,977
Other(income)expense	(646)	(1,136)	(2,268)	(1,926)
Operating income	194,905	133,619	518,210	359,045

Interest income (expense), net	(5,761)	(4,881)	(19,410)	(14,686)
Reorganization items	(125)	(135)	(525)	(2,311)
Income from continuing operations before income taxes	189,019	128,603	498,275	342,048

Provision for income taxes	(64,675)	(15,524)	(167,650)	(86,950)

Income from continuing operations	124,344	113,079	330,625	255,098
Income from discontinued operations, net of taxes	-	-	-	1,141

Net income	$124,344	$113,079	$330,625	$256,239

Basic earnings per share
Income from continuing operations	$1.21	$1.04	$3.23	$2.36
Income from discontinued operations	-	-	-	0.01
Net income	$1.21	$1.04	$3.23	$2.37

Diluted earnings per share
Income from continuing operations	$1.21	$1.03	$3.21	$2.34
Income from discontinued operations	-	-	-	0.01
Net income	$1.21	$1.03	$3.21	$2.35

Dividends per share	$0.175	$0.15	$0.525	$0.45

Weighted average shares outstanding:
Basic	102,452	108,495	102,433	108,193
Diluted	103,157	109,446	102,994	109,230
Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$266,569	$201,575
Accounts receivable, net	611,803	632,194
Inventories	891,210	805,244
Other current assets	135,704	99,116
Total current assets	1,905,286	1,738,129

Property, plant and equipment, net	330,878	289,001
Other intangible assets, net	188,834	195,033
Goodwill	126,253	124,994
Deferred income taxes	216,975	255,313
Other assets	67,897	41,843
Total assets	$2,836,123	$2,644,313

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
Of long-term obligations	$19,645	$26,460
Trade accounts payable	224,508	291,779
Employee compensation and benefits	100,306	110,007
Advance payments and progress billings	440,893	491,675
Accrued warranties	52,760	46,621
Other accrued liabilities	150,595	173,809
Total current liabilities	988,707	1,140,351

Long-term obligations	528,344	540,967

Other non-current liabilities	434,481	430,521

Shareholders' equity	884,591	532,474

Total liabilities and shareholders' equity	$2,836,123	$2,644,313

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2009	2008	2009	2008
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$542,574	$457,164	$1,422,138	$1,219,383
Surface Mining Equipment	336,935	365,654	975,474	1,020,183
Crushing & Conveying	97,876	108,627	308,477	220,726
Eliminations	(20,995)	(27,676)	(71,303)	(73,061)
Total Sales By Operation	$956,390	$903,769	$2,634,786	$2,387,231

Net Sales By Product Stream:
Aftermarket Revenues	$492,394	$515,422	$1,438,924	$1,423,402
Original Equipment	463,996	388,347	1,195,862	963,829
Total Sales By Product Stream	$956,390	$903,769	$2,634,786	$2,387,231

Net Sales By Geography:
United States	$511,518	$398,194	$1,377,916	$1,117,816
Rest of World	444,872	505,575	1,256,870	1,269,415
Total Sales By Geography	$956,390	$903,769	$2,634,786	$2,387,231

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$115,925	$87,817	$314,876	$233,334
Surface Mining Equipment	84,343	53,185	220,467	152,030
Crushing & Conveying	10,471	7,996	31,829	11,932
Corporate	(8,749)	(9,309)	(26,893)	(25,881)
Eliminations	(7,085)	(6,070)	(22,069)	(12,370)
Total Operating Income	$194,905	$133,619	$518,210	$359,045

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$5,466	$7,801	$18,626	$22,643
Surface Mining Equipment	4,794	4,918	13,793	14,227
Crushing & Conveying	2,963	7,751	8,771	21,746
Corporate	9	9	27	27
Eliminations	-	(1,126)	-	(3,391)
Total Depreciation And Amortization	$13,232	$19,353	$41,217	$55,252

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$39,532	$64,010	$(169,921)	$86,803
Property, Plant and Equipment Acquired	17,443	17,838	66,102	56,317
Cash Interest Paid	13,375	14,957	29,905	29,236

Cash Taxes Paid	51,622	12,224	145,217	99,938

BOOKINGS DATA:

Underground Mining Machinery	$354,969	$746,907	$1,020,403	$1,857,660
Surface Mining Equipment	227,472	645,179	600,763	1,556,110
Crushing & Conveying	85,454	126,494	262,579	263,916
Eliminations	(23,895)	(18,134)	(66,136)	(75,065)
Total Bookings	$644,000	$1,500,446	$1,817,609	$3,602,621

	Amounts as of
BACKLOG DATA:	July 31,	May 1,	January 30,	October 31,
	2009	2009	2009	2008

Underground Mining Machinery	$972,185	$1,159,790	$1,302,605	$1,379,999
Surface Mining Equipment	659,524	1,374,860	1,507,406	1,640,108
Crushing & Conveying	167,315	179,737	196,973	213,005
Eliminations	(47,340)	(44,440)	(48,872)	(58,378)
Total Backlog	$1,751,684	$2,669,947	$2,958,112	$3,174,734
Backlog Policy Adjustment		(605,873)
		$2,064,074

End